                                                      EXHIBIT 2.2

                   AGREEMENT AND PLAN OF MERGER
                            AS AMENDED


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement and Plan of Merger"), dated as of October 25, 1996, is by and among MFRI, INC., a Delaware corporation ("MFRI") and MIDWESCO, INC., an Illinois corporation ("Midwesco").

                             RECITALS

     WHEREAS, MFRI is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, Midwesco is a corporation duly organized and existing under the laws of the State of Illinois;

     WHEREAS, Midwesco desires to merge with and into MFRI, and MFRI desires to merge with Midwesco upon the terms and subject to the conditions of this Agreement and Plan of Merger and in accordance with the applicable provisions of the laws of the States of Delaware and Illinois; and

     WHEREAS, the respective Boards of Directors of MFRI and Midwesco deem it advisable and in the best interests of each such corporation and their respective stockholders that Midwesco be merged with and into MFRI as provided herein, and they have accordingly adopted resolutions approving this Agreement and Plan of Merger and direct the submission of this Agreement and Plan of Merger to the stockholders of MFRI and of Midwesco.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, MFRI and Midwesco hereby agree as follows:


                            ARTICLE 1.

                    THE MERGER; EFFECTIVE TIME

     1.1 THE MERGER. At the Effective Time (as hereinafter defined), MFRI and Midwesco shall consummate the merger (the "Merger") in which:
 (a) Midwesco shall be merged with and into MFRI and the separate corporate existence of Midwesco shall thereupon cease; (b) MFRI shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (c) each outstanding share of common stock of Midwesco shall be converted into 183.7 shares of common stock of MFRI; and (d) the separate corporate existence of MFRI with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. MFRI as the corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation". The Merger shall be pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law.

     1.2 EFFECTIVE TIME. The effective date and time of the Merger shall be referred to herein as the "Effective Time" and the date of filing the Plan under Illinois law shall be referred to herein as the "Filing Date."

     1.3  EFFECTS OF THE MERGER.  At and after the Effective Time:

          (a) title to all real, personal and mixed property owned by Midwesco shall be vested in MFRI without reversion or impairment;

          (b) MFRI shall have all of the liabilities of Midwesco, and all debts due on whatever account, including subscriptions to shares of capital stock, and all other choses in action and all and every other interest of, or belonging to, or due Midwesco shall be deemed to be transferred to and vested in MFRI without further act or deed;

          (c) any proceeding pending against Midwesco may be continued as if the Merger did not occur, or MFRI may be substituted in its place in the proceeding;

          (d) the assets and liabilities of Midwesco shall be recorded on the books of MFRI in the amounts at which they are stated on the books of Midwesco as of the Effective Time, subject to such adjustments as may be required to effect comparability of accounting policies and practices;

          (e) the name of MFRI, the purposes for which MFRI is formed and the nature of the business to be transacted by it, shall be as set forth in the Certificate of Incorporation of MFRI. If at any time after the Effective Time, MFRI shall consider, or be advised that any further assignment or assurances in law or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in MFRI, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Midwesco, and otherwise to carry out the intent and purposes of this Agreement and Plan of Merger, the proper officers and directors of MFRI are fully authorized in the name of Midwesco or otherwise to take any and all such action.

                            ARTICLE 2.

                     DIRECTORS AND OFFICERS OF
                     THE SURVIVING CORPORATION

     2.1 DIRECTORS. The directors of MFRI as of the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

     2.2 OFFICERS. The officers of MFRI as of the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                            ARTICLE 3.

             MANNER AND BASIS OF CONVERSION OF SHARES

     3.1 CONVERSION. At the Effective Time, each share of common stock of Midwesco issued and outstanding (the "Midwesco Common Stock"), shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into 183.7 fully paid and nonassessable shares of common stock of MFRI.

     3.2 FRACTIONAL SHARES. No fractional share of MFRI Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of shares of Midwesco common stock who would otherwise have been entitled to a fraction of a share of MFRI Stock upon surrender of Midwesco certificates for exchange pursuant to this Article 3 will be paid an amount in cash (without interest), rounded to the lowest full cent, determined by multiplying (i) the aggregate value of MFRI shares on the closing date (determined on a per share basis and based upon the Closing Price) by (ii) the fractional interest to which such holder would otherwise be entitled. For purposes of this Agreement, the Closing Price shall mean the closing price on the Nasdaq Stock Market's National Market ("Nasdaq National Market") on the Effective Time and if the stock of MFRI was not traded on such date, the closing price of the stock of MFRI on the Nasdaq National Market on the day most recently preceding the Effective Time that MFRI stock was traded on the Nasdaq National Market.

     3.3 STOCK CERTIFICATES. After the Effective Time, each holder of an outstanding certificate or certificates representing Midwesco Common Stock shall surrender same to MFRI or to its agent for such purpose and such holders shall be entitled upon such surrender to receive in exchange therefor a certificate or certificate representing the number of full shares of MFRI into which such shares of Midwesco have been converted, less each such shareholder's prorata share of the number of MFRI shares placed in two escrows ("Escrows") pursuant to the terms of that certain Agreement for Merger between Midwesco and MFRI dated as of the date of this Agreement. Each certificate of MFRI issued shall bear the following legend:

          "The transfer, sale, pledge, distribution or other disposition of the shares evidenced by this certificate is restricted by and subject to the terms and conditions of that certain Agreement for Merger dated as of October 25, 1996 by and between MFRI and Midwesco, a copy of which is available for inspection at the principal executive office of MFRI."

 Until surrendered as provided in this Section 3.3 certificates representing Midwesco shares shall represent solely the right to receive shares of MFRI and any cash in lieu of fractional shares as contemplated by Section 3.2 hereof. No dividends or other distributions that are declared on MFRI shares after the Effective Time shall be paid on Midwesco shares until the certificate or certificates representing such shares have been surrendered as provided herein. No transfers of shares of Midwesco shall be made on the stock transfer books of the Company after the Effective Time and no shares of MFRI shall be issued to anyone who was not the shareholder of Midwesco at the Effective Time.

                            ARTICLE 4.

                        STOCK OPTION PLANS

     4.1 CONTINUATION OF MFRI PLANS. Each stock option plan of MFRI in effect as of the Effective Time shall remain in full force and effect; however, each outstanding option issued under any MFRI stock option plan which is held by a person to be employed by Midwesco - Illinois, Inc. ("New Midwesco") shall be amended to terminate on the earlier of three months after the termination of employment with New Midwesco or a subsidiary of New Midwesco or the option's expiration date.


                            ARTICLE 5.

                     AMENDMENT AND TERMINATION

     5.1 AMENDMENT. The board of directors of MFRI and Midwesco may amend this Agreement and Plan of Merger at any time prior to the approval hereof by the stockholders of MFRI.

     5.2 TERMINATION. This Agreement and Plan of Merger may be terminated and abandoned at any time before the Filing Date by the respective Board of Directors of Midwesco or MFRI.

                            ARTICLE 6.

                           MISCELLANEOUS

     6.1 This Agreement and Plan of Merger may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     6.2 This Agreement and Plan of Merger shall be governed in all respects, including validity, interpretation and effect, by the laws of the States of Illinois and Delaware.

     6.3 This Agreement and Plan of Merger (a) shall not be waived, except by an instrument in writing, signed by the party to be charged, and (b) shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

     6.4 The parties hereto each agree to execute and deliver such instruments, and to take all such further action, including, without limitation, the execution and filing of such instruments in the States of Delaware and Illinois, as shall be necessary or desirable to carry out this Agreement and Plan of Merger and to consummate and effect the Merger.

     IN WITNESS WHEREOF, MFRI and Midwesco have caused this Agreement and Plan of Merger to be executed on its behalf by its officers hereunto duly authorized, all as of the date first written above.


                              MIDWESCO, INC., an Illinois corporation



                              By:/S/ MICHAEL D. BENNETT
                                 Title: VICE PRESIDENT
 ATTEST:

 /S/ JOHN F. CONROY
 Assistant Secretary



                              MFRI, INC., a Delaware corporation



                              By:/S/ MICHAEL D. BENNETT

                                 Title: VICE PRESIDENT
 ATTEST:

 /S/JOHN F. CONROY
 Assistant Secretary